FLEETWOOD ANNOUNCES SHARES TO BE TRADED OVER THE COUNTER;
PROVIDES UPDATE ON RESTRUCTURING MOVES

— Low Market Capitalization Led to NYSE Delisting Action —

Riverside, Calif., December 29, 2008 — Fleetwood Enterprises, Inc. has been notified by the NYSE Regulation, Inc. that it is not in compliance with the New York Stock Exchange (NYSE) continued listing standard that requires a listed common stock to maintain a minimum average market capitalization of not less than $25 million over a consecutive 30-trading-day period. NYSE rules do not provide a cure period for non-compliance with the minimum market capitalization continued listing standard.

Accordingly, the NYSE will suspend trading of the Company's common stock effective with the NYSE’s opening on Monday, January 5, 2009, and the Company is making the necessary arrangements to ensure that its common stock continues to trade through normal brokerage channels on one of the regular over-the-counter markets.

The delisting from the NYSE does not constitute a default under the Company’s lending arrangements and will not change the Company’s filing of periodic and other reports with the Securities and Exchange Commission under applicable federal securities laws.

Restructuring Moves Continue
Separately, Fleetwood management restated its commitment to the next phase of an aggressive restructuring program, which is designed to return the Company to at least breakeven cash flow early in the next fiscal year. The Company plans to further streamline non-critical corporate functions, centralize certain other administrative tasks to drive efficiencies and cost savings, and strengthen operating margins through improved labor efficiencies, materials management, and improved utilization of capacity. Fleetwood will also continue to closely target the most profitable products or market segments within each of its businesses. In addition, Fleetwood intends to join forces with its dealers in the area of their greatest need by leveraging relationships with national and local retail and floorplan lenders across the country and in all its business lines, to try to assist customers through the current crisis in the credit markets.

“Fleetwood’s market position, products, and organization stand out from its competitors in both RVs and Housing,” said Elden L. Smith, president and chief executive officer, “and we intend to leverage off our strengths. In the current environment, with tight lending and narrow profit margins, dealers and lenders need to partner with manufacturers who offer more than just a cost-competitive product. Thus, we intend to build on our size and national reputation by dedicating resources to help our dealers access needed financing, which we are already doing in RVs through Fleetwood Financial Services, and by continuing to provide quality products and service that leads both of our industries.

“We are also restructuring our operating model,” Smith continued. “While we continue to push customer-facing functions, including product development, as close to the customer as possible, we are centralizing or outsourcing many administrative functions. This is not only cost-effective but also strongly enhances our governance, compliance, and risk-management responsibilities. These changes, once implemented, will result in a leaner, more efficient organization, and we will be well positioned to capture pockets of growth in any of the markets in which we operate.”

About Fleetwood
Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, factory-built housing and supply subsidiary plants. For more information, visit Fleetwood's website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s most recent 10-Q and other SEC filings. These risks and uncertainties include, without limitation, the significant demands on our liquidity while current economic and credit conditions are severely affecting our operations; the lack of assurance that we will regain sustainable profitability in the foreseeable future; our potential inability to decrease our operating losses and negative cash flow; the effect of ongoing weakness in both the manufactured housing and recreational vehicle markets, especially the recreational vehicle market which has deteriorated sharply in recent months; the volatility of our stock price; the effect of a decline in home equity values, volatile fuel prices and interest rates, global tensions, employment trends, stock market performance, credit crisis, availability of financing generally, and other factors that can and have had a negative impact on consumer confidence, and which may continue to reduce demand for our products, particularly recreational vehicles; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; our ability to comply with financial tests and covenants on existing and future debt obligations; our ability to obtain, on reasonable terms if at all, the financing we will need in the future to execute our business strategies; potential dilution associated with future equity or equity-linked financings we may undertake to raise additional capital and the risk that the equity pricing may not be favorable; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; the increasing costs of component parts and commodities that we may be unable to recoup in our product prices; repurchase agreements with floorplan lenders, which we currently expect could result in increased costs due to the deteriorated market conditions; expenses and uncertainties associated with the entry into new business segments or the manufacturing, development, and introduction of new products; the potential for excessive retail inventory levels and dealers’ desire to reduce inventory levels in the manufactured housing and recreational vehicle industries; the effect on our sales, margins and market share from aggressive discounting by competitors; potential increases in the frequency and size of product liability, wrongful death, class action, and other legal actions; and the highly competitive nature of our industries and changes in our competitive landscape.

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